Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Vislink Technologies, Inc. on Form S-8 of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements of Vislink Technologies, Inc. as of December 31, 2021 and 2020 and for the years then ended appearing in the Annual Report on Form 10-K of Vislink Technologies, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
March 28, 2023